Exhibit 10.2

May 8, 2020

Re:	Furlough and Temporary Compensation Reduction

Dear Robert:

Novanta, Inc. (the “Company” or “Novanta”) is facing business and financial challenges in light of the current COVID-19 global pandemic. As we all wish to provide Novanta the opportunity to extend its available resources, you have agreed to a reduction in your services and compensation as set forth in your Amended and Restated Employment Agreement, dated April 21, 2017.  Accordingly, effective on May 8, 2020, you have agreed to the following:

1.

You will be furloughed for (a) a one-week period designated by the Company that will take place in the second quarter of fiscal year 2020 and (b) a one-week period designated by the Company that will take place in the third quarter of fiscal year 2020 (the two weeks together, the “Furlough Period”). During the Furlough Period, you will not provide services to the Company and you will not receive your Annual Base Salary (as defined in the Employment Agreement).  As a result, although your Annual Base Salary will continue to be payable at the same rate, your aggregate Base Salary in 2020 will be reduced by 1/26th of your 2019 Base Salary of $434,655 due to non-payment during the Furlough Period, and cancellation of 2020 merit increase approved by the Compensation Committee in February 2020, and your total 2020 Annual Base Salary will be $417,937, (the “Reduced Base Pay”). For the avoidance of doubt, the Reduced Base Pay shall not be applied to any severance compensation contained in the Employment Agreement, including any enhanced severance in connection with a Change in Control (as defined in the Employment Agreement). In the event of a termination of employment (including any termination in connection with a Change in Control), your full 2020 Annual Base Salary ($445,521) approved by the Compensation Committee in February 2020 would apply.

2.

You will not be paid any Annual Bonus (as defined in the Employment Agreement) with respect to the fiscal year 2020 (the “2020 Bonus”), as presented and approved by the Compensation Committee in February 2020. For the avoidance of doubt, the bonus elimination shall not be applied to any severance compensation contained in the Employment Agreement, including any enhanced severance in connection with a Change in Control (as defined in the Employment Agreement).  In the event of a termination of employment (including any termination in connection with a Change in Control), the 2020 bonus ($356,417, or 80% of your 2020 Annual Base Salary) approved by the Compensation Committee in February 2020 would apply.

Except as set forth in this letter agreement, all other terms and conditions of your Employment Agreement shall remain in full force and effect.  This letter agreement is entered into without reliance on any promise or representation other than those expressly contained herein.  You hereby waive any notice period set forth in your Employment Agreement or otherwise for the changes set forth herein. You hereby agree that, notwithstanding anything to the contrary in the Employment Agreement, the actions described in this letter agreement will not, individually or in the aggregate, constitute “Good Reason” under the Employment Agreement. You also hereby confirm that you are not compelled to accept the Furlough Period, the Reduced Base Pay and/or the 2020 Bonus provisions described in this letter, and are doing so out of your own volition in an effort to assist Novanta.

Please indicate your agreement with these terms of this letter agreement by signing and dating this letter below.

Sincerely,

NOVANTA, INC.

/s/ Stephen W. Bershad

Stephen W. Bershad

Title: Chairman of the Board

Agreed and accepted, dated May 8, 2020:

/s/ Robert J. Buckley

Robert J. Buckley